Exhibit 10.3

RADIAN GROUP INC.

2008 EXECUTIVE LONG TERM INCENTIVE CASH PLAN

AWARD LETTER

September 30, 2008

Award Recipient:	<<Name>>

Target Award:	<<$ >>

Award Term:	July 1, 2008 – June 30, 2011

Dear <<Name>>:

In recognition of your long-term commitment to Radian Group Inc. (the “Company”) and of your expected future contributions to our business objectives, you have been granted an opportunity to earn a long term cash incentive award for the Award Term set forth above (the “Award Term”), under the 2008 Executive Long Term Incentive Cash Plan (the “Plan”).

1. Grant of Award. The Company hereby grants to the Award Recipient a cash payment opportunity (the “Performance Award”) based upon the Target Award listed above (the “Target Award”), on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Plan, which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Award Letter. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Performance Goals. The Award Recipient, subject to Section 5 of this Award Letter, shall be eligible for a discretionary cash payment contingent on (i) the Company’s and the Award Recipient’s performance over the Award Term against the Performance Goals set forth on Exhibit A and (ii) the Compensation and Human Resources Committee’s (the “Administrator”) assessment of the performance of the Company and/or the Award Recipient over the Award Term, in each case as determined by the Administrator in its sole discretion.

3. Payment Under Performance Award. The Administrator, in its sole discretion, shall determine the percentage of the Target Award, if any, to be paid under this Award Letter after taking into consideration its assessment of the achievement of the Performance Goals, and the Company’s and the Award Recipient’s overall performance. In its sole discretion, after reviewing the foregoing, the Administrator may set the Payout Amount between zero and four times the Target Amount.

4. Timing of Payment. The amount of the Performance Award, if any, determined by the Administrator to be payable for the Award Term, shall be paid to the Award Recipient in accordance with Section 4(g) of the Plan.

5. Termination of Employment. If your employment with the Company terminates during the Award Term then, depending upon the reason for such termination, this Award Letter may continue in force or may terminate, as provided in applicable subsection Section 5(a) through (c) of the Plan. Upon a Change of Control of the Company, this Award Letter shall be treated in accordance with Section 5(d) of the Plan.

6. No Right to Continued Employment. Neither the Plan nor this Award Letter shall be construed or held as giving the Award Recipient the right to be retained in the employ of the Company or any affiliate.

7. Transferability. The Performance Award may not be commuted, sold, assigned, pledged, attached, mortgaged, alienated or otherwise transferred or encumbered by the Award Recipient otherwise than by will or by the laws of descent and distribution, and any purported commutation, sale, assignment, pledge, attachment, mortgage, alienation, or encumbrance shall be void and unenforceable against the Company or any affiliate.

8. Withholding. The Company shall have the right and is hereby authorized to withhold from any payment due under this Award Letter any federal, state, or local taxes required to be withheld.

9. Choice of Law. This Award Letter shall be construed, administered and governed in all respects under the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

10. Performance Award Subject to Plan. In the event of a conflict between any term or provision contained in this Award Letter and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Radian Group Inc.

/s/ Richard I. Altman
Richard I. Altman
EVP, Chief Administration Officer

Acknowledged and Agreed by Award Recipient:

Signature:

Print Name:

Date:

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Exhibit A

PERFORMANCE GOALS

- MI Flow Market Share
- MI Credit Quality
- Radian Stock Growth
- Expense Management
- Capital Management

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